Exhibit 5.1

Courtney M.W. Tygesson

+1 312 881 6680

ctygesson@cooley.com

May 26, 2022

Viad Corp

7000 East 1st Avenue

Scottsdale, Arizona 85251-4304

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Viad Corp, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, covering the offering of up to 840,000 shares (the “Shares”) of the Company’s common stock, $1.50 par value per share (“Common Stock”), issuable pursuant to the amended and restated 2017 Viad Corp Omnibus Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 110 North Wacker, Suite 4200, Chicago, Illinois 60606

t: (312) 881-6500 f: (312) 881-6598 cooley.com

Viad Corp.

May 26, 2022

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Courtney M.W. Tygesson
Courtney M.W. Tygesson

Cooley LLP 110 North Wacker, Suite 4200, Chicago, Illinois 60606

t: (312) 881-6500 f: (312) 881-6598 cooley.com